Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 (this “Amendment”), dated as of November 2, 2010, is by and between Art Technology Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.) (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of September 26, 2001 (the “Rights Agreement”);
     WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meaning given them in the Rights Agreement;
     WHEREAS, at a meeting of the board of directors of the Company (the “Board”) held on November 1, 2010 (the “Meeting”), the Board adopted a certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Oracle Corporation, a Delaware corporation (“Oracle”), and Amsterdam Acquisition Sub Corporation, a Delaware corporation wholly owned by Oracle (“Oracle Merger Sub”) (Oracle and Oracle Merger Sub are collectively referred to herein as the “Other Parties”) pursuant to which Oracle Merger Sub will be merged with and into the Company (the “Merger”);
     WHEREAS, upon the effectiveness of the Merger, the Other Parties collectively will acquire more than 15% of the outstanding shares of the Company’s common stock, par value $0.01 (the “Company’s Common Stock”);
     WHEREAS, the acquisition of more than 15% of the outstanding shares of the Company’s Common Stock would result in the acquiring entity or entities being deemed to be an “Acquiring Person” under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement;
     WHEREAS, at the Meeting, the Board determined that it is in the best interest of the Company to amend the Rights Agreement prior to the Company entering into the Merger Agreement so that (i) the Other Parties will not thereby become Acquiring Persons under the Rights Agreement, (ii) neither a Distribution Date, a Stock Acquisition Date nor a Triggering Event will thereby occur, and (iii) the Expiration Date of the Agreement will occur immediately prior to the Effective Time, as defined in the Merger Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Rights Agreement as set forth below.
     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 1(a) of the Rights Agreement (definition of “Acquiring Person”) is hereby amended by addition thereto of the following final sentence:
Notwithstanding anything in this Agreement to the contrary, the term “Acquiring Person” shall not include either Oracle Corporation, a Delaware corporation (“Oracle”), or Amsterdam Acquisition Sub Corporation, a Delaware corporation wholly owned by Oracle (“Oracle Merger Sub”), or any other affiliate of Oracle (Oracle, Oracle Merger Sub, and any other affiliate of Oracle are collectively referred to herein as the “Other Parties”), to the extent that any such Other Party shall become, or might be deemed to have become, the Beneficial Owner of any shares of Common Stock solely by reason of the execution, delivery or performance of the Agreement and Plan of Merger authorized and approved by the Board of Directors of the Company at the meeting of the Board of Directors held on November 1, 2010, as it may be amended from time to time (the “Merger Agreement”), the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote            shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
     2. Section 1(s) of the Rights Agreement (definition of “Final Expiration Date”) is hereby deleted and replace in its entirety with the following:
(s) “Final Expiration Date” shall mean the earlier of (i) the close of business on September 26, 2011, and (ii) immediately prior to the Effective Time (used herein as defined in the Merger Agreement). The Company shall notify the Rights Agent promptly following the occurrence of the Effective Time.
     3. Section 1(ii) of the Rights Agreement (definition of “Stock Acquisition Date”) is hereby amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur solely by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
     4. Section 1(ll) of the Rights Agreement (definition of “Triggering Event”) is hereby amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not occur solely by reason of the execution, delivery or performance of the

Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
     5. Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur solely by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
     6. Section 7(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, no Right shall become exercisable in accordance with this Agreement solely by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
     7. Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to occur solely by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
     8. Section 13(d) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(d) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to (x) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement or (y) any other transaction described in subparagraphs (x) and (y) of Section 13(a) if (i) such transaction is consummated with a Person or Persons (or a wholly owned subsidiary of any such Person or Persons) who acquired shares of Common Stock pursuant to a Permitted Offer, (ii) the price per share of Common Stock paid in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such Permitted Offer, and (iii) the form of consideration paid in such transaction is the same as the form of consideration paid pursuant to such Permitted Offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire.
     9. Section 15 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.
   10. New Section 35 is added to the end of the Rights Agreement to read in its entirety as follows:
Section 35. MERGER AGREEMENT. Notwithstanding anything to this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement or the execution of any amendment thereto, (ii) the execution and delivery of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement, (iii) the acquisition of Beneficial Ownership of shares of Common Stock by the Other Parties solely by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement or in compliance with the terms of the Merger Agreement, including the performance of proxies or agreements to vote shares of Common Stock granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement shall not result in a Triggering Event or in any way permit any Rights to be exercised pursuant to Section 11(a)(ii), Section 13, or otherwise for any capital stock, whether shares of Common Stock, Preferred Stock, or other preferred stock of the Company, nor will such execution, acquisition, or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying shares of Common Stock or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Stock of the Company, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise give effect to the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash, or other property of any party to the Merger Agreement or any Other Party. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the events described in clauses (i) through (iv) above, and all Rights issued and outstanding under the Rights Agreement shall expire immediately prior to the Effective Time.
   11. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.
   12. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

ART TECHNOLOGY GROUP, INC.
By:	/s/ Robert D. Burke
	Name:	Robert D. Burke
	Title:	Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration